Exhibit 3.114

ARTICLES OF INCORPORATION

of

ICR Finance Services, Inc.

The undersigned incorporator, for the purpose of forming a corporation (hereinafter referred to as the “Corporation”) under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation.

Article I:               The name of the Corporation shall be ICR Finance Services, Inc.

Article II:             The principal place of business and mailing address of this Corporation shall be 6262 Sunset Drive, Miami, Florida 33143.

Article III:            The maximum number of shares that the Corporation is authorized to issue is 1,000 shares of common stock, all of which are of a par value of $0.01 dollars.

Article IV:            The name and address of the initial registered agent is National Registered Agents, Inc., 515 East Park Avenue, Tallahassee, Florida 32301.

The written acceptance of the initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part thereof.

Article V:              The name and street address of the incorporator to these Articles of Incorporation is:  Jennifer A. West, 6262 Sunset Drive, Miami, Florida 33143.

Article VI:            The Corporation shall have one (1) director initially.  The number of directors may be increased or decreased from time to time, as provided in the Bylaws.  The name and address of the initial director of the Corporation is:  Michele L. Keusch, 6262 Sunset Drive, Miami, Florida 33143.

Article VII:          The Corporation is organized to engage in any or all lawful business for which corporations may be incorporated under the provisions of the Florida Statutes.

Article VIII:         The period of duration of the Corporation is perpetual.

Article IX:            The Corporation shall, to the fullest extent legally permissible under the provisions of the Florida Business Corporation Act, as the same may be amended end supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by such person in connection with any action, suit or other proceeding in which such person may be involved or with which such person may be threatened, or other matters referred to in or covered by said provisions both as to action in such person’s official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the

Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

The undersigned incorporator has executed these Articles of Incorporation this 3rd day of May, 2011.

/s/ Jennifer A. West
Jennifer A. West, Incorporator

National Registered Agents, Inc., having been named as registered agent and to accept service of process for the above stated Corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

National Registered Agents, Inc.

By:	/s/Eileen Chaddock
Eileen Chaddock, Special Asst. Secretary

Dated:	May 3, 2011

ARTICLES OF AMENDMENT

Article I. Name

The name of this Florida corporation is ICR Finance Services, Inc.

Article II. Amendment

The Articles of Incorporation of the Corporation are amended so that the name of the Corporation is changed from ICR Finance Services, Inc. to Resort Management Finance Services, Inc.

Article III. Date Amendment Adopted

The amendment set forth in these Articles of Amendment was adopted on the date shown below.

Article IV. Shareholder Approval of Amendment

The amendment set forth in these Articles of Amendment was proposed by the Corporation’s Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The undersigned executed this document on the date shown below.

ICR Finance Services, Inc.

By:	/s/ Michele L. Keusch

Name:	Michele L. Keusch
Title:	President

Date:	June 13, 2013